EXHIBIT 10(b)

EXHIBIT A
TO
2007 EQUITY INCENTIVE PLAN

EXECUTIVE AND KEY MANAGER 2009 PERFORMANCE SHARE SUB-PLAN

This Executive and Key Manager 2009 Performance Share Sub-Plan (“Sub-Plan”) sets forth rules and regulations adopted by the Committee for issuance of Performance Share Awards under Section 10 of the 2007 Equity Incentive Plan (“Plan”).  This Sub-Plan shall apply to Awards granted effective on and after January 1, 2009.  In addition, the rules and regulations relating to the deferral of Awards set forth in this Sub-Plan shall apply to any Awards which become vested on or after January 1, 2005.  Capitalized terms used in this Sub-Plan that are not defined herein shall have the meaning given in the Plan.  In the event of any conflict between this Sub-Plan and the Plan, the terms and conditions of the Plan shall control.  No Award Agreement shall be required for participation in this Sub-Plan.

Section 1.  Definitions

When used in this Sub-Plan, the following terms shall have the meanings as set forth below, and are in addition to the definitions set forth in the Plan.  Defined terms used in this Sub-Plan and not defined below shall have the meanings set forth in the Plan.

1.1	“Account” means the account used to record and track the number of Performance Shares granted to each Participant as provided in Section 2.4.

1.2	“Award” as used in this Sub-Plan means each aggregate award of Performance Shares as provided in Section 2.2.

1.3	“Change of Control” means a change of control as defined for purposes of Section 409A of the Code.

1.4	“Disability” means disability as defined for purposes of Section 409A of the Code.

1.5	“Early Retirement” means Separation from Service after attaining age 55 and completing at least 10 years of service.

1.6
“Early Vesting Event” with respect to a Performance Award means the Participant’s death, Disability, Retirement, or Separation from Service as a result of a Divestiture, or any of the vesting events provided in Section 3.2 in connection with a Change in Control.

1.7	“Earnings Growth” means the average rate of growth in the on-going earnings per share of the Company Stock during the Performance Period as determined by the Committee from time to time.

1.8	“Normal Retirement” means Separation from Service on or after attaining age 65.

1.9	“Peer Group” means the peer group of utilities designated by the Committee prior to the beginning of the Performance Period for which an Award is granted.

1.10	“Performance Period” for purposes of this Sub-Plan means three consecutive Years beginning with the Year in which an Award is granted.

1.11	“Performance Schedule” means Attachment 1 to this Sub-Plan, which sets forth the methodology for calculating the Performance Share Awards applicable to this Sub-Plan.

1.12	“Performance Share” for purposes of this Sub-Plan means each unit of an Award granted to a Participant, the value of which is equal to the value of Company Stock as hereinafter provided.

1.13	“Retire” or “Retirement” means Early Retirement or Normal Retirement.

1.14
“Salary” means the regular base rate of compensation payable by the Company to a Participant on an annual basis.  Salary does not include bonuses, if any, or incentive compensation, if any.  Such compensation shall not be reduced by any deferrals made under any other plans or programs maintained by the Company.

1.15	“Section 409A” means Section 409A of the Code, or any successor section under the Code, as amended and as interpreted by final or proposed regulations promulgated thereunder from time to time.

1.16	“Separation from Service” means separation from service with the Company as defined for purposes of Section 409A of the Code.

1.17
“Total Shareholder Return” means the average annual percentage return realized by the owner of a share of Company Stock for each Year during a relevant Performance Period.  The annual percentage return is equal to the appreciation or depreciation in value of a share of Company Stock (which is equal to the average of the daily opening and closing value of the stock over the last thirty trading days of the relevant period minus the average of the daily opening and closing value of the stock over the last thirty trading days of the preceding Year) plus the dividends paid on such share during the relevant period, divided by the average of the daily opening and closing value of the stock over the last thirty trading days of the preceding Year.

1.18	“Year” means a calendar year.

Section 2. Sub-Plan Participation and Awards

2.1           Participant Selection.  Participants under this Sub-Plan shall be selected by the Committee in its sole discretion as provided in Section 4.2 of the Plan.

2.2           Awards.  The Committee may, in its sole discretion, grant Awards to some or all of the Participants in the form of a specific number of Performance Shares.  Fifty percent (50%) of the total Performance Shares granted to the Participant shall vest based upon the Total Shareholder Return during the Performance Period, and fifty percent (50%) of the total  Performance Shares granted to the Participant shall vest based upon Earnings during the Performance Period.  Except as described below, the target and maximum value of any Award granted to any Participant in any calendar Year will be based upon the following:

Participant	Target Award	Maximum Award
CEO*	233% of Salary	291.25% of Salary
COO*	184% of Salary	230% of Salary
CFO*	133% of Salary	166.25% of Salary
Presidents*/Executive VPs*	117% of Salary	146.25% of Salary
Senior VPs*	100% of Salary	125% of Salary
VP/Department Heads** Level I Level II	80% of Salary 67% of Salary	100% of Salary 83.75% of Salary
Key Managers	67% of Salary	83.75% of Salary
        *  Senior Management Committee level position
        **Levels shall be determined in the sole discretion of the Committee

2.3           Award Valuation at Grant.  In calculating the value of an Award for purposes of Section 2.2, the value of each Performance Share shall be equal to the closing price of a share of Stock on the last trading day of the Year before the Performance Period begins.  The Participant’s Salary shall be determined as of the January 1 preceding the date the Award is granted, or such other time as is determined in the discretion of the Committee.  Each Award is deemed to be granted on the day that it is approved by the Committee.

2.4           Accounting and Adjustment of Awards.  The number of Performance Shares awarded to a Participant shall be recorded in a separate Account for each Participant.  The number of Performance Shares recorded in a Participant’s Account shall be adjusted to reflect any splits or other adjustments in the Stock in accordance with Section 6.4 of the Plan.  If any cash dividends are paid on the Stock, the number of Performance Shares in each Participant’s Account shall be increased by a number equal to (i) the dividend multiplied by the number of Performance Shares in each Participant’s Account, divided by (ii) the closing price of a share of Stock on the payment date of the dividend.  No adjustment shall be made to any outstanding Awards of a Retired Participant for cash dividends paid on Stock during the Performance Period following the Retirement of the Participant.

2.5           Performance Schedule and Calculation of Awards.

(a)           The Committee shall, as soon as practicable after the end of the Performance Period, but in no event later than April 15 of the first Year immediately following expiration of the Performance Period, certify as to (i) the Company’s Total Shareholder Return over the

Performance Period, (ii) the Company’s Total Shareholder Return relative to the Peer Group over the Performance Period, (iii) the Company’s rate of Earnings Growth over the Performance Period, and (iv) the applicable percentage of the Performance Shares vesting in accordance with the Performance Schedule contained in Attachment 1 hereto.

(b)           Notwithstanding the relative ranking of the Company’s Total Shareholder Return over the Performance Period, the Committee may in its sole discretion, with respect to any or all Participants, elect to vest fewer Performance Shares than indicated by the Performance Schedule, and in no event shall the number of Performance Shares to be vested based upon the Total Shareholder Return for the Performance Period exceed the threshold level in the event of a negative absolute Total Shareholder Return of the Company.  This subsection 2.5(b) shall cease to apply upon the occurrence of a Change in Control.

(c)           Except with respect to the adjustments required or permitted by subsection (b) above, the performance measures and the Performance Schedule will not change during any Performance Period with regard to any Awards that have already been granted.  The Committee reserves the right to modify or adjust the performance measures and/or the Performance Schedule in the Committee’s sole discretion with regard to future grants.

(d)           Except in the case of an Early Vesting Event, each Award shall become vested on January 1 immediately following the end of the applicable Performance Period.  In no event shall such “normal” vesting date be construed to be earlier than January 1 immediately following the end of the applicable Performance Period.

2.6           Payment of Awards.  Except as provided in Section 3, Awards shall be paid after expiration of the Performance Period.  The Company will issue one share of Stock, or cash equal to the Fair Market Value of one share of Stock, or a combination thereof as determined by the Committee, in payment for each vested Performance Share (rounded to the nearest whole Performance Share) credited to the Account of the Participant.  Payment shall be made as follows:

(a)           Normal Payment.  Unless deferred as provided below, 100% of the vested Performance Shares for a Performance Period shall paid no later than April 15 of the Year immediately following expiration of the Performance Period.  Shares of Stock issued to the Participant will be delivered in certificated or uncertificated form, as the Participant shall direct.

(b)           Deferred Payment.  Any Participant who is employed as a Department Head or in a higher position as of the beginning of a Performance Period may elect to defer the payment of his or her Performance Shares for that Performance Period by executing a deferral election substantially in the form attached hereto as Attachment 2, and returning it to the Vice President, Human Resources Department no later than the end of the first Year of the Performance Period.  Once made, this election shall be irrevocable except as may be permitted by rules promulgated under Section 409A and allowed by the Committee.

2.7           Grantor Trust.  In the case of a Change in Control, the Company shall, subject to the restrictions in this Section 2.7 and Section 13.12 of the Plan, irrevocably set aside shares of

Stock or cash in one or more such grantor trusts in an amount that is sufficient to pay each Participant employed by such Company (or Designated Beneficiary), the net present value as of the date on which the Change in Control occurs, of the earned benefits to which Participants (or their Designated Beneficiaries) would be entitled pursuant to the terms of the Plan if the value of their deferral account (if any) established pursuant to section 2.6(b) would be paid in a lump sum upon the Change in Control.  Any such trust shall be subject to the claims of the general creditors of the Sponsor or Company in the event of bankruptcy or insolvency of the Sponsor or Company.  Notwithstanding the foregoing provisions of this Section 2.7, the Company shall establish no such trust if the assets thereof shall be includable in the income of Participants thereby pursuant to Section 409A(b); and provided further, that the Company shall establish no such trust and shall not set aside shares of Stock or cash, revocably or irrevocably, in connection with the transactions described in the Agreement and Plan of Merger between the Company and Duke Energy Corporation dated as of January 8, 2011.

Section 3.  Early Vesting and Forfeiture

3.1           Retirement, Death, Disability or Divestiture.  In the event of the Retirement, Death, Disability or Separation from Service of a Participant due to Divestiture prior to the end of a Performance Period, the outstanding Awards of the Participant shall vest as follows:

(a)           Retirement.  If the Participant Retires on account of Normal Retirement during a Performance Period, any outstanding Awards of the Participant for such Performance Period shall vest as of the date of such Normal Retirement.  If the Participant Retirees on account of Early Retirement during a Performance Period, a portion of the outstanding Awards of the Participant for such Performance Period shall vest as of the date of such Early Retirement.  Such vested portion shall be determined by multiplying the number of unvested Performance Shares for the Performance Period by a fraction, the numerator of which is the number of full calendar months during the Performance Period completed by the Participant prior to such Early Retirement, and the denominator of which is 36.

(b)           Death.   If the Participant dies with fewer than six months remaining during a Performance Period, any outstanding Awards of the Participant for such Performance Period shall vest as of the date of death.  If the Participant dies with six or more months remaining during a Performance Period, a portion of the outstanding Awards of the Participant for such Performance Period shall vest as of the date of death.  Such vested portion shall be determined by multiplying the number of unvested Performance Shares for the Performance Period by a fraction, the numerator of which is the number of full calendar months during the Performance Period completed by the Participant prior to the date of death, and the denominator of which is 36.

(c)           Disability.  In the event of the Separation from Service of a Participant due to Disability during a Performance Period, a portion of the outstanding Awards of the Participant for such Performance Period shall vest as of the date of Separation from Service.  Such vested portion shall be determined by multiplying the number of unvested Performance Shares for the Performance Period by a fraction, the numerator of which is the number of full calendar months during the Performance Period completed by the Participant prior to the Separation from Service, and the denominator of which is 36.

(d)           Divestiture.  If the Participant Separates from Service due to Divestiture with fewer than six months remaining during a Performance Period, any outstanding Awards of the Participant for such Performance Period shall vest as of the date of Separation from Service.  If the Participant Separates from Service due to Divestiture with six or more months remaining during a Performance Period, a portion of the outstanding Awards of the Participant for such Performance Period shall vest as of the date of Separation from Service.  Such vested portion shall be determined by multiplying the number of unvested Performance Shares for the Performance Period by a fraction, the numerator of which is the number of full calendar months during the Performance Period completed by the Participant prior to the date of Separation from Service, and the denominator of which is 36.

 3.2           Change in Control.  In the event of a Change in Control prior to the expiration of the Performance Period, any outstanding Award of the Participant for any unexpired Performance Period shall be treated as follows:

(a)           Awards Assumed by Acquirer.  If the Award is assumed by the successor to the Sponsor as of the date of the Change in Control, each outstanding Award not previously forfeited shall continue to vest and shall be paid pursuant to the terms of this Sub-Plan; provided, however, that in the event the employment of the Participant is terminated by the Company without Cause following the Change in Control, any outstanding Award shall become vested as of the termination date.

(b)           Awards Not Assumed by Acquirer.  If the Award is not assumed by the successor to the Sponsor as of the date of the Change in Control, any outstanding Award shall become vested as of the date of the Change in Control.

3.3           Payment of Awards Due to Early Vesting Event.  Any Award that is vested prior to the end of the Performance Period due to an Early Vesting Event in accordance with Section 3.1 shall be paid as follows:

(a)           Retirement.  In the event of the Retirement of the Participant, the Participant’s vested Awards shall be paid in accordance with Section 2.6 following the end of the Performance Period for the Award; provided, that if the Participant has elected to defer payment until a specified date certain and Retires before the date specified in the deferral election, the Company will commence distribution of the Deferred Award as soon as practicable on or after the later of:  (i) the April 1 following the first anniversary of the date of Retirement, or (ii) the April 1 of the year following the end of the Performance Period, even though said date is earlier than the date specified in the deferral election.  If the Participant dies following Retirement but prior to the expiration of the Performance Period, the Participant’s outstanding vested Awards shall be paid to the Participant’s Designated Beneficiary in accordance with Section 3.3(b).

(b)           Death.  In the event of the death of the Participant with fewer than six months remaining during a Performance Period, any outstanding Awards shall be paid in accordance with Section 2.6 following the end of the Performance Period.  In the event of the death of the Participant with six or more months remaining during a Performance Period, payment for the Participant’s vested Awards shall be made to the Participant’s Designated Beneficiary in an amount equal to the target value of such Awards within thirty days after the Participant’s death, notwithstanding any election to defer the payment of any Award under Section 2.6(b).

(c)           Disability.  In the event of the Separation from Service of a Participant due to Disability, the Participant’s vested Awards shall be paid in accordance with Section 2.6 following the end of the Performance Period.

(d)           Divestiture.  In the event of the Separation from Service of the Participant due to Divestiture with fewer than six months remaining during a Performance Period, any outstanding Awards shall be paid in accordance with Section 2.6 following the end of the Performance Period.  In the event of the Separation from Service of the Participant due to Divestiture with six or more months remaining during a Performance Period, payment for the Participant’s vested Awards shall be made in an amount equal to the target value of such Awards within thirty days after the Separation from Service due to Divestiture, notwithstanding any election to defer the payment of any Award under Section 2.6(b).

(e)           Change in Control.  If the Award vests pursuant to Section 3.2(b) or by reason of an involuntary termination of employment without Cause following a Change in Control pursuant to Section 3.2(a), the target value of such Award shall be paid within 30 days after such Early Vesting Event, notwithstanding any election to defer the payment of any Award under Section 2.6(b).

(f)           409A Delay.  Notwithstanding subsections (a), (d) or (e) above, if the Participant is a “key employee” as defined in Section 416(i) of the Code (but determined without regard to paragraph 5 thereof or the 50 employee limit on the number of officers treated as key employees), then payment shall not be made before the date that is six months after the date of Separation from Service (or, if earlier, the date of death of the Participant) and the amount of any payment made in cash shall be based upon the value of the Performance Shares as determined by reference to the closing price of the Stock on the trading day occurring on or next following the date that is six months after the date of Separation from Service of the Participant (or, if earlier the date of death of the Participant).

3.4           Other Termination of Employment.  In the event that a Participant’s employment with the Company terminates for any reason other than as provided in this Section 3, any Award made to the Participant that has not vested as provided in Section 2 or Section 3 shall be forfeited.

Section 4.  Payment of Taxes

The Company has the authority and the right to deduct or withhold, or require a Participant to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the vesting or settlement of the Performance Shares.  The obligations of the Sponsor under this Sub-Plan will be conditional on such payment or arrangements, and the

Sponsor, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.  By participating in this Sub-Plan, each Participant thereby authorizes the Company to instruct a third party broker or plan administrator to sell Shares earned by the Participant upon settlement of the Performance Shares in an amount sufficient to satisfy the amount required to be withheld for tax purposes, and to remit the cash proceeds from such sale to the Company.

Section 5.  Non-Assignability of Awards

The Awards and any right to receive payment under the Plan and this Sub-Plan may not be anticipated, alienated, pledged, encumbered, or subject to any charge or legal process, and if any attempt is made to do so, or a Participant becomes bankrupt, then in the sole discretion of the Committee, any Award made to the Participant which has not vested as provided in Sections 2 and 3 shall be forfeited.

Section 6.  Amendment and Termination

This Sub-Plan shall be subject to amendment, suspension, or termination as provided in the Plan.  No action to amend, suspend or terminate this Sub-Plan shall permit the acceleration of the time or schedule of the payment of any Award granted under this Sub- Plan (except as provided in regulations under Section 409A).

Section 7.  Section 409A

This Sub-Plan shall be administered in compliance with Section 409A.

IN WITNESS WHEREOF, this instrument has been executed this 31st day of October, 2011.

By:	PROGRESS ENERGY, INC. /s/ William D. Johnson William D. Johnson Chairman, President and Chief Executive Officer

ATTACHMENT 1

PERFORMANCE SCHEDULE

PERFORMANCE SHARE CALCULATION
for Post-2008 Performance Awards

Ranking of Total Shareholder Return Relative to Peer Group	Less than 40th Percentile	40th Percentile	50th Percentile	80th or Higher Percentile
Vested % of Target Award Earned	0%	50%	100%	200%

Rate of Earnings Growth	Less than 2%	2%	4%	6% or Higher
Vested % of Target Award Earned	0%	50%	100%	200%

Committee Discretion.  Unless a Change in Control shall have occurred, the Committee retains the sole discretion to reduce the number of Performance Shares earned, with respect to any or all Participants, if the formula would result in payouts that the Committee deems to be disproportionate to Company performance or other circumstances merit a reduction in the amounts earned.  Notwithstanding the foregoing, the percentage of the target award to be vested  based on Total Shareholder Return shall not exceed 50% (threshold level) if the absolute Total Shareholder Return of the Company for the Performance Period is negative.

Payment of Awards.  The number of Performance Shares earned shall be paid in accordance with the provisions of Section 2.6 or 3.3 of the Sub-Plan, as appropriate.

ATTACHMENT 2

PERFORMANCE SHARE SUB-PLAN
200_  DEFERRAL ELECTION FORM

As a Participant in the Performance Share Sub-Plan of the 2007 Equity Incentive Plan ("Sub-Plan"), I hereby elect to defer payment of my Award otherwise payable to me by the Company and attributable to services to be performed by me during the Performance Period beginning on January __, 200__.  This election shall apply to [CHECK ONE]:

[ ]	100% of the Award	[ ]	50% of the Award
[ ]	75% of the Award	[ ]	25% of the Award

Upon vesting, I understand that my Award shall continue to be recorded in my Account as Performance Shares as described in the Sub-Plan and adjusted to reflect the payment and reinvesting of the Company’s common stock dividends over the deferral period, until paid in full.

I hereby elect to defer receipt (or commencement of receipt) of my Award until the date specified below [CHECK ONE]:*

[ ]	a specific date certain at least 5 years from expiration of the Performance Period:	______4/1/_____ (month/day/year)

[ ]	the April 1 following the date of Retirement, or if later, the date which is six months after the date of my Separation from Service for any reason (including Retirement), if I am a “key employee” as defined in Section 416(i) of the Code (but determined without regard to paragraph 5 thereof or the 50 employee limit on the number of officers treated as key employees).

[ ]	the April 1 following the first anniversary of my date of Retirement

* Notwithstanding any election above, if I elect a date certain distribution and I Retire before that date certain, I understand that the Company will commence distribution of my Account as of the later of: (i) the April 1 following the first anniversary of the date of Retirement, or (ii) the April 1 of the year following the end of the Performance Period, even though said date is earlier than 5 years from the expiration of the Performance Period.

I hereby elect to be paid as described in the Sub-Plan in the form of [CHECK ONE]:

[ ]	a single payment

[ ]	annual payments commencing on the date set forth above and payable on the anniversary date thereof over:

[ ]	a two year period	[ ]	a three year period
[ ]	a four year period	[ ]	a five year period

I understand that I will receive “earnings” on those deferred amounts when they are paid to me.

I understand that the election made as indicated herein is irrevocable and that all deferral elections are subject to the provisions of the Sub-Plan, including provisions that may affect timing of distributions.

I understand that this deferral election is subject to the requirements of Section 409A of Code, and regulations and other guidance issued thereunder.  The Company makes no representation or guarantee that any tax treatment, including, but not limited to, federal, state and local income, or estate and gift tax treatment, will be applicable with respect to the amounts deferred.  The Company shall have no responsibility for the tax consequences that I may incur as a result of Section 409A, regulations or guidance issued thereunder, or any other provision of the Internal Revenue Code.  I understand it is my responsibility to consult a legal or tax advisor regarding the tax effects of this deferral election.  I further acknowledge and agree that the Company may (but shall not be required to) modify this election as necessary to comply with Section 409A and any guidance or regulations issued thereunder.  I further agree to cooperate in any manner necessary to ensure that this election is in compliance with Section 409A and any guidance or regulations issued thereunder.

I understand and acknowledge that my interests herein and my rights to receive distribution of the deferred amounts may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, or subjected to any charge or legal process, and if any attempt is made to do so, or I become bankrupt, my interest may be terminated by the Committee, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of my dependents or make any other disposition of such interests that it deems appropriate.  I further understand that nothing in the Sub-Plan shall be interpreted or construed to require the Company in any manner to fund any obligation to me, or to my beneficiary(ies) in the event of my death.

(Signature)	(Date)

(Print Name)	(Company Location)

Received: Agent of Chief Executive Officer

(Signature)	(Date)

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